EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

OmniCommerce Systems, Inc.	(Inactive)
OmniComm Europe B.V.	(Active)
WebIPA, Inc.	(Inactive)
OmniTrial BV	(Inactive)
OmniComm Europe, GmbH	(Active)